EXHIBIT 5

                        [LETTERHEAD OF WHITE & CASE LLP]

May 26, 1998

The First American Financial Corporation
114 East Fifth Street
Santa Ana, CA  92701

Ladies and Gentlemen:

       We have acted as counsel to The First American Financial Corporation, a California corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-4 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of 263, 436 shares of Common stock, $1.00 par value, of the Company and an equal number of Rights to purchase $1.00 par value Series A Junior Participating Preferred Shares (collectively, the "Shares").

       For purposes of rendering this opinion, we have examined originals or photostatic copies of certified copies of such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

       Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                             Very truly yours,


                                             /s/ White & Case LLP